SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING
                                  OF FORM 10-Q

For the Quarter ended March 31, 1999          Commission file number 000-12761

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PART I - Registrant Information
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Full Name of Registrant:            Brush Creek Mining & Development Co., Inc.

Address of Principal Executive Office:      970 E. Main Street, Suite 200
                                            Grass Valley, CA 95945

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PART II - Rules 12b-25(b) and (c)
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         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

         (b) The subject report on Form 10-Q will be filed on or before the fifteenth calendar day following the prescribed due date.

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PART III - Narrative
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         The Registrant is not able to timely file Form 10-Q because of the following reasons:

         1. Because of certain unavoidable delays upon management, Registrant's independent accountants have not been able to complete financial statements material to the report on Form 10-Q.

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PART IV - Other Information
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         (1) Name and telephone number of person to contact in regard to this notification:

                                    J. Bennett Grocock, Esquire
                                    Grocock & Abramson
                                    126 E. Jefferson Street
                                    Orlando, FL  32801
                                    (407) 422-0300

         (2) Have all other periodic reports required on section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                 [X] Yes    [ ] No.

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                 [ ] Yes    [X] No.

                   BRUSH CREEK MINING & DEVELOPMENT CO., INC.
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date     MAY 18, 1999               By:      /S/ JEFFERSON A. BOOTES
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                                             Jefferson A. Bootes, President